Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE THIRD QUARTER ENDED JUNE 30, 2022

NEW YORK, NY, August 11, 2022 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for its third quarter ended June 30, 2022.

ALJ is the parent company of Faneuil, Inc. (“Faneuil”), a leading provider of call center services, back-office operations, and staffing services to governmental and commercial clients across the United States.

Recent Developments and Basis of Presentation

ALJ completed the sale of certain assets of Faneuil’s tolling and transportation vertical and health benefit exchange vertical (the “Faneuil Asset Sale”) on April 1, 2022, for cash consideration of $142.3 million less an indemnification escrow amount of approximately $15.0 million. Faneuil is also eligible to receive additional earn-out payments based upon the performance of certain customer agreements in an aggregate amount of up to $25.0 million. ALJ recognized a gain on sale of assets of approximately $112.0 million, net of taxes during the three months ended June 30, 2022.

ALJ completed the sale of all the outstanding shares of common stock of Phoenix Color Corp. (the “Phoenix Sale”) on April 13, 2022 for cash consideration totaling approximately $135.9 million. Phoenix’s results of operations are excluded from continuing operations presented below and are presented as discontinued operations. ALJ recognized a gain on sale of discontinued operations of approximately $46.8 million, net of taxes during the three months ended June 30, 2022.

In connection with the Faneuil Asset Sale, ALJ repaid in full all outstanding indebtedness and terminated all commitments and obligations under that certain financing agreement, dated June 29, 2021, with Blue Torch Finance LLC (“Blue Torch,” and such facility, the “Blue Torch Term Loan”) in an amount equal to approximately $92.2 million (“Blue Torch Payoff”).

In connection with the Phoenix Sale on April 13, 2022, the Company terminated all commitments and obligations under that certain Amended and Restated Financing Agreement, dated as of June 29, 2021, with PNC Bank, National Association (as amended, the “PNC Revolver”).

ALJ also owned a third segment, Floors-N-More, LLC, d/b/a Carpets N’ More (“Carpets”). ALJ acquired and disposed of Carpets in April 2014 and February 2021, respectively. As such, Carpets’ results of operations are excluded from continuing operations and are presented below as discontinued operations.

Investment Highlights – Three and Nine Months Ended June 30, 2022

Consolidated Results for ALJ (continuing operations only)

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All revenue is attributable to Faneuil (see below for discussion).
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ALJ recognized income from continuing operations of $105.9 million and net income per share from continuing operations of $1.93 (diluted) for the three months ended June 30, 2022, compared to a net loss from continuing operations of $6.8 million and net loss per share from continuing operations of ($0.16) (diluted) for the three months ended June 30, 2021, respectively. The increase in net income from continuing operations is due to gains resulting from the Faneuil Asset Sale. ALJ recognized a loss from continuing operations of $8.5 million and loss per share from continuing operations of ($0.20) (diluted) for the three months ended March 31, 2022.
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ALJ recognized adjusted EBITDA loss from continuing operations of $3.7 million for the three months ended June 30, 2022, a decrease of $5.9 million, or 261.4%, compared to adjusted EBITDA from continuing operations of $2.3 million for the three months ended June 30, 2021. The decrease was driven by lower volumes at Faneuil due to the Faneuil Asset Sale and to completion of customer contracts. ALJ recognized adjusted EBITDA from continuing operations of $1.4 million for the three months ended March 31, 2022.

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ALJ recognized net income from continuing operations of $85.4 million and net income per share from continuing operations of $1.56 (diluted) for the nine months ended June 30, 2022, compared to a net loss from continuing operations of $13.4 million and net loss per share from continuing operations of ($0.32) (diluted) for the nine months ended June 30, 2022, respectively. The increase in net income from continuing operations is due to gains resulting from the Faneuil Asset Sale.
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ALJ recognized adjusted EBITDA loss from continuing operations of $5.5 million for the nine months ended June 30, 2022, a decrease of $13.8 million, or 166.7%, compared to adjusted EBITDA from continuing operations of $8.3 million for the nine months ended June 30, 2022. The decrease was driven by lower volumes at Faneuil due to the Faneuil Asset Sale and to completion of customer contracts, higher medical insurance claims under Faneuil’s self-insurance medical plan, and the usage of more costly subcontract labor to supplement call center workforce.

Jess Ravich, Chief Executive Officer of ALJ, said, “We continue to refine our strategic review after monetizing most of our core assets and portfolio companies last quarter.”

	Three Months Ended June 30,
Amounts in thousands, except per share amounts	2022	2021	$ Change
Revenue:
Revenue	$25,110	$72,754	$(47,644)
Other revenue	32,511	—	32,511
Total revenue and other revenue	57,621	72,754	(15,133)
Costs, expenses, and other:
Cost of revenue	52,352	59,209	(6,857)
Selling, general, and administrative expense	7,443	15,764	(8,321)
Gain on sale of assets and other	(118,014)	—	(118,014)
Total operating costs, expenses, and other, net	(58,219)	74,973	(133,192)
Operating income (loss)	115,840	(2,219)	118,059
Other (expense) income, net:
Interest income	127	—	127
Interest expense	(151)	(2,623)	2,472
Loss on debt extinguishment	(3,884)	(1,914)	(1,970)
Total other expense, net	(3,908)	(4,537)	629
Income (loss) from continuing operations before income taxes	111,932	(6,756)	118,688
Provision for income taxes	(6,065)	(70)	(5,995)
Net income (loss) from continuing operations	105,867	(6,826)	112,693
Net income from discontinued operations, net of income taxes	47,963	3,322	44,641
Net income (loss)	$153,830	$(3,504)	$157,334
Income (loss) per share of common stock–basic:
Continuing operations	$2.50	$(0.16)
Discontinued operations	$1.13	$0.08
Net income (loss) per share (1)	$3.63	$(0.08)
Income (loss) per share of common stock–diluted:
Continuing operations	$1.93	$(0.16)
Discontinued operations	$0.87	$0.06
Net income (loss) per share (1)	$2.81	$(0.08)
Weighted average shares of common stock outstanding:	$—	$—
Basic	42,409	42,321
Diluted	54,818	54,503

(1) Amounts may not add due to rounding.

	Nine Months Ended June 30,
Amounts in thousands, except per share amounts	2022	2021	$ Change
Revenue:
Revenue	$168,403	$243,147	$(74,744)
Other revenue	32,511	—	32,511
Total revenue and other revenue	200,914	243,147	(42,233)
Costs, expenses, and other:
Cost of revenue	178,071	203,247	(25,176)
Selling, general, and administrative expense	38,042	43,487	(5,445)
Lease impairment	2,158	—	2,158
Gain on sale of assets and other	(117,988)	—	(117,988)
Total operating costs, expenses, and other, net	100,283	246,734	(146,451)
Operating income (loss)	100,631	(3,587)	104,218
Other (expense) income, net:
Interest income	127	—	127
Interest expense	(5,449)	(7,656)	2,207
Loss on debt extinguishment	(3,884)	(1,914)	(1,970)
Total other expense, net	(9,206)	(9,570)	364
Income (loss) from continuing operations before income taxes	91,425	(13,157)	104,582
Provision for income taxes	(6,010)	(244)	(5,766)
Net income (loss) from continuing operations	85,415	(13,401)	98,816
Net income from discontinued operations, net of income taxes	56,107	7,695	48,412
Net income (loss)	$141,522	$(5,706)	$147,228
Income (loss) per share of common stock–basic:
Continuing operations	$2.01	$(0.32)
Discontinued operations	$1.32	$0.18
Net income (loss) per share (1)	$3.34	$(0.13)
Income (loss) per share of common stock–diluted:
Continuing operations	$1.56	$(0.32)
Discontinued operations	$1.03	$0.14
Net income (loss) per share (1)	$2.59	$(0.13)
Weighted average shares of common stock outstanding:	$—	$—
Basic	42,408	42,320
Diluted	54,735	54,416

(1) Amounts may not add due to rounding.

Results for Faneuil

Faneuil recognized net revenue of $57.6 million for the three months ended June 30, 2022 compared to $72.8 million for the three months ended June 30, 2021. Net revenue decreased $15.2 million, or 20.8%, mainly attributable to a $16.5 million reduction driven by the completion of customer contracts, somewhat offset by a $3.1 million decrease from new customer contracts and $3.4 million net increase from existing customer call volumes. Faneuil recognized net revenue of $68.5 million for the three months ended March 31, 2022.

Faneuil segment adjusted EBITDA loss was $1.8 million for the three months ended June 30, 2022 compared to segmented adjusted EBITDA of $3.7 million for the three months ended June 30, 2021. Segment adjusted EBITDA decreased $5.5 million, or 147.2%. The decrease was driven by lower volumes at Faneuil due to the Faneuil Asset Sale and to completion of customer contracts. Faneuil recognized segment adjusted EBITDA of $2.8 million from the three months ended March 31, 2022.

Faneuil recognized net revenue of $200.9 million for the nine months ended June 30, 2022 compared to $243.1 million for the nine months ended June 30, 2021. Net revenue decreased $42.2 million, or 17.4%, mainly attributable to a $56.8 million reduction driven by the completion of customer contracts, somewhat offset by a $12.4 million net increase in existing customer call volumes and $3.7 million from new customer contracts.

Faneuil segment adjusted EBITDA loss was $0.8 million for the nine months ended June 30, 2022 compared to segmented adjusted EBITDA of $12.4 million for the nine months ended June 30, 2021. Segment adjusted EBITDA decreased $13.2 million, or 106.6%. The decrease was driven by lower volumes at Faneuil due to the Faneuil Asset Sale and to completion of customer contracts, higher medical insurance claims under Faneuil’s self-insurance medical plan, and the usage of more costly subcontract labor to supplement call center workforce.

Faneuil estimates its net revenue for the three months ending September 30, 2022 to be in the range of $33.5 million to $36.0 million, compared to $46.1 million, on a pro forma basis, for the three months ended September 30, 2021.

Faneuil contract backlog expected to be realized within the next twelve months as of June 30, 2022 was $77.6 million, compared to $89.5 million as of March 31, 2021 and $60.6 million as of March 31, 2022, 2021, on a pro forma basis. Faneuil’s total contract backlog as of June 30, 2022 was $121.0 million as compared to $140.3 million as of June 30, 2021 and $105.4 million as of March 31, 2022, on a pro forma basis. The decrease in total Faneuil backlog from June 30, 2022 compared to June 30, 2021 was primarily due to the loss of contracts offset slightly by new business.

Results for Phoenix

As a result of the Phoenix Sale, Phoenix results of operations were classified as discontinued operations for the three and nine months ended June 30, 2022 and 2021. ALJ reported a gain on the sale of Phoenix during the three months ended June 30, 2022.

Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We present adjusted EBITDA because we believe it is frequently used by analysts, investors, and other interested parties in the evaluation of our company. ALJ defines segment adjusted EBITDA as segment net income (loss) before depreciation and amortization expense, interest expense, litigation loss, recovery of litigation loss, restructuring and cost reduction initiatives, loan amendment expenses, fair value of warrants issued in connection with loan amendments, stock-based compensation, acquisition/disposition-related expenses, gain on disposal of assets, net, income taxes, loss on debt extinguishment, asset impairments, and other non-recurring items. Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison. Below are reconciliations of our net loss, the most directly comparable GAAP measure, to consolidated adjusted EBITDA:

	Three Months Ended June 30,
Amounts in thousands	2022	2021	$ Change
Net income (loss)	$153,830	$(3,504)	$157,334
Provision for income taxes	6,065	70	5,995
Loss on debt extinguishment	3,884	1,914	1,970
Depreciation and amortization	2,491	3,116	(625)
Restructuring and cost reduction initiatives	338	(17)	355
Change in fair value of contingent consideration	300	1,100	(800)
Interest expense	151	2,623	(2,472)
Stock-based compensation	41	41	—
Security Event expenses	2	—	2
Interest income	(127)	—	(127)
Reclass of acquisition/disposition-related expenses	(4,670)	(46)	(4,624)
Net income from discontinued operations, net of income taxes	(47,963)	(3,322)	(44,641)
Gain on sale of assets and other	(118,014)	—	(118,014)
Bank fees accreted to term loans	—	300	(300)
Consolidated adjusted EBITDA - continuing operations	$(3,672)	$2,275	$(5,947)

	Nine Months Ended June 30,
Amounts in thousands	2022	2021	$ Change
Net income (loss)	$141,522	$(5,706)	$147,228
Depreciation and amortization	8,630	9,455	(825)
Provision for income taxes	6,010	244	5,766
Interest expense	5,449	7,656	(2,207)
Loss on debt extinguishment	3,884	1,914	1,970
Lease impairment	2,158	—	2,158
Restructuring and cost reduction initiatives	412	171	241
Change in fair value of contingent consideration	300	1,100	(800)
Security Event expenses	171	—	171
Stock-based compensation	154	126	28
Interest income	(127)	—	(127)
Net income from discontinued operations, net of income taxes	(56,107)	(7,695)	(48,412)
Gain on sale of assets and other	(117,988)	—	(117,988)
Bank fees accreted to term loans	—	900	(900)
Loan amendment expenses	—	131	(131)
Consolidated adjusted EBITDA - continuing operations	$(5,532)	$8,296	$(13,828)

	Three Months Ended June 30,
Amounts in thousands	2022	2021	$ Change	% Change
Segment Net Revenue
Faneuil	$57,621	$72,754	$(15,133)	(20.8%)
Total Segment Net Revenue	$57,621	$72,754	$(15,133)	(20.8%)

	Three Months Ended June 30,
Amounts in thousands	2022	2021	$ Change	% Change
Segment Adjusted EBITDA
Faneuil	$(1,762)	$3,731	$(5,493)	(147.2%)
Corporate	(1,910)	(1,456)	(454)	(31.2%)
Total Segment Adjusted EBITDA	$(3,672)	$2,275	$(5,947)	(261.4%)

	Nine Months Ended June 30,
Amounts in thousands	2022	2021	$ Change	% Change
Segment Net Revenue
Faneuil	$200,914	$243,147	$(42,233)	(17.4%)
Total Segment Net Revenue	$200,914	$243,147	$(42,233)	(17.4%)

	Nine Months Ended June 30,
Amounts in thousands	2022	2021	$ Change	% Change
Segment Adjusted EBITDA
Faneuil	$(819)	$12,372	$(13,191)	(106.6%)
Corporate	(4,713)	(4,076)	(637)	(15.6%)
Total Segment Adjusted EBITDA	$(5,532)	$8,296	$(13,828)	(166.7%)

Supplemental Consolidated Financial Information - Segment Net Revenue, Segment Adjusted EBITDA, and Debt

Historically, ALJ’s principal sources of liquidity have been cash provided by operations and borrowings under various debt arrangements. During April 2022, the following transactions had, and will continue to have, a significant impact on our liquidity and capital resources: i) Faneuil Asset Sale, ii) Phoenix Sale, iii) Blue Torch Term Loan payoff, and iv) termination of the PNC Revolver.

As of June 30, 2022, and September 30, 2021, consolidated debt and consolidated net debt were comprised of the following (exclusive of deferred financing costs):

Amounts in thousands	June 30, 2022	September 30, 2021
Term loan payable	$6,026	$100,076
Line of credit	—	5,490
Finance leases	528	1,097
Total debt	6,554	106,663

Cash and cash equivalents and short-term investments	127,623	2,276
Net cash (debt)	$121,069	$(104,387)

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of Faneuil, Inc., a leading provider of call center services, back-office operations, and staffing services, to commercial and governmental clients across the United States.

Forward-Looking Statements

ALJ’s third quarter ended June 30, 2022 earnings release and related communications contain forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, impact of COVID-19, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, management of Faneuil’s remaining verticals, our plans for deploying our cash balances, the exploration of strategic alternatives, and other statements including the words "will" and "expect" and similar expressions. You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov. All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.